Exhibit 3.20

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUN EDISON LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Limited Liability Company Agreement”) is effective as of 20th day of November, 2009, by MEMC Holdings Corporation, a Delaware corporation, the sole member (the “Member”).

WHEREAS, reference is hereby made to that certain Seventh Amended and Restated Operating Agreement of Sun Edison LLC (the “Company”) dated as of May 8, 2008, as amended by First Amendment, Second Amendment and Third Amendment thereto (the “Prior Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of October 22, 2009, as amended, by and among the Company, MEMC Electronic Materials, Inc., Sierra Acquisition Sub, LLC and the Representatives named therein (the “Merger Agreement”), the Company was merged (the “Merger”) with Sierra Acquisition Sub, LLC, with the Company as the surviving company in the Merger;

WHEREAS, immediately following the effectiveness of the transactions contemplated by Section 5.13 of the Merger Agreement and the Merger, the Member adopts this Limited Liability Company Agreement as the Limited Liability Company Agreement of the Company.

1. Formation, Name, and Office.

1.1 Formation. The Company was first formed as a limited liability company pursuant to a filing of a Certificate of Formation with the Secretary of State of the State of Delaware on January, 13, 2003 and pursuant to the Delaware Limited Liability Company Act (“Act”) does hereby adopt this Limited Liability Company Agreement as the Limited Liability Company Agreement of the Company.

1.2 Name. The name of the Company is Sun Edison LLC.

1.3 Registered Office. The registered office and agent of the Company are as stated in the Company’s Certificate of Formation.

1.4 Principal Place of Business. The Company’s principal place of business, and the place where its books and records shall be kept shall be determined from time to time by the Board of Managers. The records will be available for inspection and copying by the Member at such office to the extent required under the Act during regular business hours.

1.5 Purpose. The purpose of the Company is to engage in any lawful act or activity for which a Limited Liability Company may be formed within the State of Delaware.

2. Capital Contribution.

2.1 Initial Capital Contribution. The Member’s contribution to the capital of the Company for the Member’s interest in the Company shall be reflected on the books and records of the Company.

2.2 Description of Authorized Units. The Company is authorized to issue 5,000 membership units (the “Units”) divided into four classes, Class A, Class B, Class C and Class D, all having the same rights and privileges. There will be a maximum of 2,000 Class A Units, 200 Class B Units, 2,500 Class C Units and 300 Class D Units.

2.3 Initial Issuance of Units. The number and class of Units issued to the Member is set forth on Exhibit A hereto, which may be updated from time to time by the Member.

3. Members.

3.1 Member. The sole Member of the Company is MEMC Holdings Corporation, a Delaware corporation.

3.2 Admission of Additional Members. Except as otherwise expressly provided in this Agreement, no additional members may be admitted to the Company through issuance by the Company of a new interest in the Company without the prior written consent of the Member.

3.3 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company, except to the extent of the Member’s capital contributions.

3.4 Meetings of Member. No regular, annual, special or other meetings of the Member is required to be held. Any action that may be taken at a meeting of the Member may be taken without a meeting by written consent in accordance with the Act. Meetings of the Member, for any purpose or purposes, may be called at any time by the Member or by the Board of Managers of the Company.

4. Managers.

4.1 Responsibilities. The business, property, and affairs of the Company shall be managed by or under the direction of a board of managers (the “Board of Managers”), which shall have all powers necessary or desirable to achieve the purposes of the Company described in Section 1.5. In addition to the powers and authorities expressly conferred by this Agreement upon the Managers, they shall have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions and to perform all acts customary or incident to the management of the Company’s business, except only as to those acts and things as to which approval by the Member or Members is expressly required by the Certificate of Formation, this Agreement, the Act or other applicable law.

4.2 Number, Election and Qualification. The Board of Managers shall be composed of at least one (1) individual but in no event more than five (5) individuals as determined by the Member, who shall be elected by the Member and shall serve at his/her/its pleasure thereafter. Each elected Manager shall hold office until their successor is selected by the Member or until he/she sooner dies, resigns, is removed by the Member (with or without cause or reason) or becomes disqualified. The initial Managers that will comprise the Board of Managers shall consist of the following:

Kenneth H. Hannah

Bradley D. Kohn

Carlos Domenech Zornoza

4.3 Meetings of Board of Managers. No regular, annual, special or other meetings of the Board of Managers are required to be held. Any action that may be taken at a meeting of the Board of Managers may be taken without a meeting by written consent in accordance with the Act. Meetings of the Board of Managers, for any purpose or purposes, may be called at any time by a majority of the Board of Mangers, or by the President of the Company, if any.

4.4 Quorum; Adjournment. At all meetings of the Board of Managers, a majority of the Board of Managers shall be necessary and sufficient to constitute a quorum for the transaction of business and the act of a majority of the Board of Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of Board of Managers, the Board of Managers present thereat may adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

4.5 Voting. Except as otherwise required by the Act, the Certificate of Formation or this Agreement, the affirmative vote of a majority of the Managers present at a Board of Managers meeting at which a quorum is present shall be necessary and sufficient to take any action at a meeting of the Board of Managers.

5. Officers.

5.1 Number. The Board of Managers may from time to time appoint such officers as it deems necessary, and such officers shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Managers. Any person may simultaneously hold more than one office of the Company. The Board of Managers shall elect the officers of the Company. Except as otherwise provided herein, officers need not be Managers or Members of the Company.

5.2 Term of Office. Each officer shall hold office until their successor is chosen and qualified or in each case until he/she sooner dies, resigns, is removed or becomes disqualified.

5.3 Removal. Any officer of the Company may be removed with or without cause by a vote of the Managers at any meeting of the Board of Managers called at least in part for that purpose. The officer to be removed shall have no right to participate in the deliberations of the Board of Managers with respect to the removal vote, except in their capacity as a Manager. At the request of any Manager, voting by the Board of Managers with respect to removal of an officer shall be by closed ballot.

6. Indemnification.

6.1 Indemnification. The Company shall indemnify, defend and hold harmless to the fullest extent permitted by Delaware law, the Board of Managers, the Member(s), officers, employees and agents of the Company (individually, an “Indemnitee”) to the fullest extent permissible under Delaware law from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status as any of the foregoing, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful, and (ii) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this Section 6 shall be made only out of the assets of the Company and the Member shall not have any personal liability on account thereof. In the event that an amendment to this Limited Liability Company Agreement reduces or eliminates any Indemnitee’s right to indemnification pursuant to this Section 6, such amendment shall not be effective with respect to any Indemnitee’s right to indemnification that accrued prior to the date of such amendment. For purposes of this Section 6, a right to indemnification shall accrue as of the date of the event underlying the claim that gives rise to such right to indemnification. All calculations of claims and the amount of indemnification to which any Indemnitee is entitled under this Section 6 shall be made (i) giving effect to the tax consequences of any such claim and (ii) after deduction of all proceeds of insurance net of retroactive premiums and self-insurance retention recoverable by the Indemnitee with respect to such claims.

6.2 Expenses. Expenses (including reasonable legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in the foregoing paragraph may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Member, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.

6.3 Not Exclusive. The indemnification and advancement of expenses set forth in this Section 6 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be enstitled under any statute, the Company’s articles of organization, this Limited Liability Company Agreement, any other agreement, a vote of the Member, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Member. The indemnification and advancement of expenses set forth in this Section 6 shall continue as to a person or entity who has ceased to hold the position giving rise to such indemnification and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a person or entity.

6.4 Insurance. The Company may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against an Indemnitee and incurred by an Indemnitee in such capacity, or arising out of such Indemnitee’s status as aforesaid, whether or not the Company would have the power to indemnify such Indemnitee against such liability under this Section 6.

7. Tax Treatment. Pursuant to existing law, the Company will be disregarded for federal and state income tax purposes. The admission of one or more additional Members, however, will cause the Company to be recognized for tax purposes, and to be taxed, as a partnership.

8. Continuation of Business. Upon an “event of withdrawal” (as defined in the Act) of the Member or upon the occurrence of any other event which terminates the continued membership of the Member in the Company, the Company shall not be dissolved, and the business of the Company shall continue. The Member hereby specifically consents to such continuation of the business of the Company upon any event of withdrawal of the Member. The Member’s legal representative, assignee or successor shall automatically become an assignee of the Member’s interest and shall automatically become a substitute Member in place of the withdrawn Member.

9.	General Provisions.

9.1 Governing Law. This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law).

9.2 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement with respect to the subject matter of this Agreement. No modification or amendment of any provision of this Agreement will be binding unless in writing and signed by all the Members.

9.3 Severability. If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

9.4 Captions. The captions used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Member has caused this Limited Liability Company Agreement to be duly executed as of the 20th day of November, 2009.

SOLE MEMBER: MEMC Holdings Corporation

By:	/s/ Bradley D. Kohn
Bradley D. Kohn, Managing Director

[Signature page to the Limited Liability Company Agreement of Sun Edison LLC]

Exhibit A

Class of Units	Number of Units Outstanding	Owner
Class A	68.5	MEMC Holdings Corporation
Class B	5.5547	MEMC Holdings Corporation
Class C	219.3816	MEMC Holdings Corporation
Class D	0	MEMC Holdings Corporation

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